Exhibit 99.1
For Immediate Release

Contacts: Courtney Guertin Corporate Communications 401-457-9501 courtney.guertin@linmedia.com Richard Schmaeling, Chief Financial Officer 401-457-9510 richard.schmaeling@linmedia.com

LIN Media LLC Announces Fourth Quarter and Full Year 2013 Results

AUSTIN, TX, February 6, 2014 – LIN Media LLC (“LIN Media” or the “Company”; NYSE: LIN), a local multimedia company, today reported results for its fourth quarter and full year ended December 31, 2013.

Summary of Results for the Fourth Quarter Ended December 31, 2013

•	Net revenues decreased 6% to $183.9 million compared to $196.2 million in the fourth quarter of 2012.

•	Net political revenues were $2.9 million compared to $45.5 million in the fourth quarter of 2012.

•
Local revenues, which include net local advertising revenues, retransmission consent fee revenues and television station website revenues, increased 14% to $115.8 million compared to $101.5 million in the fourth quarter of 2012.

•	Net national revenues increased 10% to $36 million compared to $32.7 million in the fourth quarter of 2012.

•
Interactive revenues, which include revenues from LIN Digital, Nami Media, Inc., Dedicated Media, Inc. and HYFN, Inc., increased 107% to $26.5 million compared to $12.8 million in the fourth quarter of 2012.

•	Operating income decreased 61% to $28 million compared to $71.2 million in the fourth quarter of 2012.

•	Net income per diluted share was $0.08 compared to a net loss per diluted share of $(1.09) in the fourth quarter of 2012, which included a charge for special items of $1.66 per share.

Summary of Results for the Full Year Ended December 31, 2013

•	Net revenues increased 18% to $652.4 million compared to $553.5 million in 2012.

•	Net political revenues were $7.6 million compared to $76.5 million in 2012.

•	Local revenues increased 35% to $427.8 million compared to $316.5 million in 2012.

•	Net national revenues increased 22% to $130.9 million compared to $107.3 million in 2012.

•	Interactive revenues increased 85% to $75.9 million compared to $41.1 million in 2012.

•	Operating income decreased 47% to $89.9 million compared to $171.1 million in 2012.

•
Net income per diluted share was $2.84, which includes a $2.56 per share benefit from special items, compared to a net loss per diluted share of $(0.13) in 2012, which included a charge of $1.63 per share.

Commenting on fourth quarter and full year 2013 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “Significant growth of our digital media business and pay TV subscriber fees helped offset comparisons to the prior year when we earned record political revenues. Excluding political revenues, we increased net revenues by 20% in the fourth quarter and 35% for the full year. Looking ahead, we are confident in the evolution of our company and our ability to capitalize on our recent acquisitions, this year's non-presidential elections and the winter Olympics. We are particularly excited about expanding our digital media portfolio with Federated Media, which is the largest digital acquisition in our company’s history."

Operating Highlights

•	Core local and national time sales combined, which excludes political time sales, increased 9% in the fourth quarter and 24% for the full year, compared to 2012.

•	The automotive category, which represented 27% of local and national advertising sales in the fourth quarter, increased 7% as compared to the fourth quarter of 2012.

•	The Company expanded local news at 11 television stations, launched high definition newscasts in five markets and added live streaming of its newscasts in all markets in 2013.

•	According to comScore’s Media Metrix report, the Company’s unduplicated desktop reach equaled 83 million U.S. unique visitors, or 37% of the total U.S. Internet audience.(1)

•
According to comScore’s Multi Platform Media Metrix report, 94% of the Company’s websites and mobile properties, in comScore measured markets, ranked number one or number two in their local market for overall engagement versus the Company’s measured local broadcast competitors.(2)

•
LIN Digital, a comScore Top 15 Video Ad Network, unveiled its Video Insights Platform™, a comprehensive, cross-screen video measurement solution that empowers agencies by providing all of the metrics and insights needed to evaluate true campaign performance in a single, powerful tool.(3)

•	The Company’s websites and mobile properties delivered 1.2 billion page views, with nearly 40% coming from mobile devices, and 120 million video views in 2013.(4)

Special Items for the Full Year Ended December 31, 2013

Tax Benefit Associated with the Merger

On July 30, 2013, LIN TV Corp., a Delaware corporation ("LIN TV"), completed its merger with and into LIN Media, a Delaware limited liability company and, at the time, a wholly owned subsidiary of LIN TV, with LIN Media continuing as the surviving entity (the “Merger”). As a result of the Merger, LIN TV realized a capital loss of approximately $343 million.  This capital loss and existing net operating losses were used to offset a portion of the capital gain recognized in the sale of its joint venture interest that occurred in February 2013 and, as a result, the Company recognized cash income tax savings of approximately $131.5 million. Of the total cash income tax benefit, the Company recognized $124.3 million of tax benefit for accounting purposes during the year ended December 31, 2013.

(1) comScore Media Metrix, Audience Duplication, December 2013 including LIN Media, LIN Digital and Dedicated Media.

(2) comScore Media Metrix Multi Platform data; November 2013. Overall engagement references comScore’s average minutes per visitors. The basis for comparison is calculated against the Company’s and local media competitors’ self-defined classification from within the comScore dictionary, excluding the following LIN markets not currently measured by comScore: Birmingham, Wichita, Savannah, Topeka, Mason City, Terre Haute and Lafayette.

(3) comScore Video Metrix data; December 2013. LIN Digital Video, Video Type: Ads, Media: Video Advertising Networks - Actual Reach.

(4) Adobe Analytics, JAN-2013-DEC-2013, Page Views Report & Video Views Report.

Reversal of Valuation Allowance on Deferred Tax Assets

During the third quarter of 2013, the Company concluded that $18.2 million of its valuation allowance on deferred tax assets was no longer required, and reversed the valuation allowance, resulting in a corresponding tax benefit of $18.2 million.

Year Ended December 31, 2013
(in millions)
Net income excluding special items	$15.6
Add:
Tax benefit as a result of the Merger	124.3
Tax benefit as a result of reversal of valuation allowance	18.2
Net income as reported	$158.1

Subsequent Event

On January 27, 2014, LIN Digital Media LLC, a wholly owned subsidiary of LIN Television, entered into an agreement to acquire the capital stock of Federated Media Publishing, Inc. ("Federated Media"). The transaction subsequently closed on February 3, 2014. Federated Media is a digital content and conversational marketing company that leverages the relationships and content from its publishing network to deliver contextually relevant advertising, and conversational and engagement tools that reach agencies’ and brands’ targeted audiences across digital and social media platforms.

Key Balance Sheet and Cash Flow Items

Total debt outstanding as of December 31, 2013, net of cash, was $932.2 million compared to $843.9 million as of December 31, 2012. Unrestricted cash and cash equivalent balances as of December 31, 2013 were $12.5 million, compared to $46.3 million as of December 31, 2012.

The Company's outstanding revolving credit facility balance was $5 million as of December 31, 2013, as compared to zero as of December 31, 2012. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 5.2x as of December 31, 2013, compared to 3.3x as of December 31, 2012. Other components of cash flow in the fourth quarter of 2013 include cash capital expenditures of $7.7 million and cash payments for programming of $7.7 million.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations and other key information on its website. Interested parties should go to the Investor Relations section of www.linmedia.com.

The Company expects that net revenues for the first quarter of 2014 will increase in the range of 16% to 18% (or $22 million to $26 million), as compared to net revenues of $141 million in the first quarter of 2013, primarily as a result of growth in digital revenues and retransmission consent fees.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales-related expenses, will increase in the range of 27% to 30% (or $25.1 million to $27.1 million) in the first quarter of 2014 as compared to reported expenses of $91.9 million in the first quarter of 2013.

The Company’s current outlook for revenues, expenses and cash flow items for the first quarter of 2014, excluding special items, are anticipated to be in the following ranges:

First Quarter of 2014
Net broadcast revenues	$136.0 to $138.0 million
Interactive revenues	$25.0 to $26.0 million
Barter/Other revenues	$2.0 to $3.0 million
Total net revenues	$163.0 to $167.0 million
Direct operating and selling, general and administrative expense(1)	$117.0 to $119.0 million
Station non-cash share-based compensation expense	$0.5 million
Amortization of program rights	$6.0 to $7.0 million
Cash payments for programming	$6.0 to $7.0 million
Corporate expense(1)	$8.0 to $9.0 million
Corporate non-cash share-based compensation expense	$1.8 million
Depreciation and amortization of intangibles	$16.0 to $17.0 million
Cash capital expenditures	$7.0 to $9.0 million
Cash interest expense	$13.0 to $13.5 million
Principal amortization of term loans and finance lease obligations	$4.3 million
Cash taxes	$5.0 to $6.0 million
Effective tax rate	37% to 40%
(1) Includes non-cash share-based compensation expense.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2013 results today, February 6, 2014, at 9:00 AM Eastern Time. To participate in the call, please dial 1-888-329-8862 for U.S. callers and 1-719-457-2085 for international callers. The call-in pass code is 3967661. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s website, www.linmedia.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through February 20, 2014.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income, a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s website. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, local, national and political advertising growth; changes in interactive, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt television broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; risks associated with acquisitions, and the integration of any acquired businesses including our ability to integrate and successfully expand our digital operations; changes in television viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements and retransmission consent agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain shareholders, including HM Capital Partners I, LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, with multiple network affiliates in 18 markets. Our growing digital media portfolio helps agencies and brands effectively and efficiently reach their target audiences at scale by utilizing our ComScore Top 15 Video and Top 25 Display market share, and the latest in conversational marketing, video, display, mobile, social intelligence and monetization, as well as reporting across all screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes. LIN Media’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands. LIN Media is traded on the NYSE under the symbol “LIN”.

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– financial tables follow –

LIN Media LLC Consolidated Statement of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in thousands, except per share data)
Net revenues	$183,915	$196,170	$652,363	$553,462

Operating expenses:
Direct operating	70,383	49,668	251,078	160,222
Selling, general and administrative	43,893	40,476	162,550	125,267
Amortization of program rights	6,700	6,836	29,242	23,048
Corporate	11,330	10,017	41,377	34,246
General operating expenses	132,306	106,997	484,247	342,783
Depreciation, amortization and other operating expenses:
Depreciation	12,467	11,915	46,854	32,149
Amortization of intangible assets	5,788	4,902	22,826	6,364
Restructuring charge	904	1,009	3,895	1,009
Contract termination costs	3,887	—	3,887	—
Loss from asset dispositions	537	108	710	96
Operating income	28,026	71,239	89,944	171,061

Other expense:
Interest expense, net	14,332	17,737	56,607	46,683
Share of loss in equity investments	31	94,000	56	98,309
Loss on extinguishment of debt	—	1,242	—	3,341
Other (income) expense, net	(15)	61	2,100	237
Total other expense, net	14,348	113,040	58,763	148,570

Income (loss) before provision for (benefit from) income taxes	13,678	(41,801)	31,181	22,491
Provision for (benefit from) income taxes	9,734	16,362	(125,420)	40,463
Income (loss) from continuing operations	3,944	(58,163)	156,601	(17,972)
Discontinued operations:
Loss from discontinued operations, net of a benefit from income taxes of $541	—	—	—	(1,018)
Gain on the sale of discontinued operations, net of a provision for income taxes of $6,223	—	—	—	11,389
Net income (loss)	3,944	(58,163)	156,601	(7,601)
Net loss attributable to noncontrolling interests	(612)	(75)	(1,512)	(556)
Net income (loss) attributable to LIN Media	$4,556	$(58,088)	$158,113	$(7,045)

Basic income (loss) per common share attributable to LIN Media:
Income (loss) from continuing operations attributable to LIN Media	$0.09	$(1.09)	$3.02	$(0.32)
Loss from discontinued operations, net of tax	—	—	—	(0.02)
Gain on the sale of discontinued operations, net of tax	—	—	—	0.21
Net income (loss) attributable to LIN Media	$0.09	$(1.09)	$3.02	$(0.13)

Weighted-average number of common shares outstanding used in calculating basic income per common share	52,879	53,169	52,439	54,130

Diluted income (loss) per common share attributable to LIN Media:
Income (loss) from continuing operations attributable to LIN Media	$0.08	$(1.09)	$2.84	$(0.32)
Loss from discontinued operations, net of tax	—	—	—	(0.02)
Gain on the sale of discontinued operations, net of tax	—	—	—	0.21
Net income (loss) attributable to LIN Media	$0.08	$(1.09)	$2.84	$(0.13)

Weighted-average number of common shares outstanding used in calculating diluted income per common share	56,240	53,169	55,639	54,130

Preliminary Unaudited Consolidated Balance Sheet Data:

	December 31, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$12,525	$46,307
Total other assets	163,301	133,013
Total non-current assets	1,036,917	1,062,094
Total assets	$1,212,743	$1,241,414

Current portion of long-term debt	$17,364	$10,756
Total other liabilities	166,079	439,509
Long-term debt, excluding current portion	927,328	879,471
Total liabilities	1,110,771	1,329,736

Redeemable noncontrolling interest	12,845	3,242

Total members' equity (deficit)	89,127	(91,564)
Total liabilities, redeemable noncontrolling interest and members' equity (deficit)	$1,212,743	$1,241,414

Unaudited Consolidated Selected Statement of Cash Flows Data:

	Year Ended December 31,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$48,971	$146,699
Net cash used in investing activities	(139,370)	(104,259)
Net cash provided by (used in) financing activities	56,617	(14,190)

Net (decrease) increase in cash and cash equivalents	(33,782)	28,250
Cash and cash equivalents at the beginning of the period	46,307	18,057
Cash and cash equivalents at the end of the period	$12,525	$46,307